                                                   TECO ENERGY, INC.                                         EXHIBIT 11
                                       COMPUTATIONS OF EARNINGS PER COMMON SHARE
Year ended Dec. 31,                          1996                        1995                       1994
                                                     Fully                         Fully                       Fully
                                  Primary          Diluted         Primary       Diluted       Primary       Diluted
                                  Earnings        Earnings        Earnings      Earnings       Earnings     Earnings
Net income (1)                     $ 200.7         $ 200.7         $ 186.1       $ 186.1        $ 153.2      $ 153.2

Common shares
 outstanding at
 beginning of year(1)                116.7           116.7           116.2         116.2          115.6        115.6
Dividend reinvestment
 and common stock
 purchase plan:
  Shares issued(1)                      .2              .2              .2            .2             .3           .3
Restricted stock granted                .1              .1              --            --             --           --
Stock option plans:
  Options exercised(1)                  .2              .2              .1            .1             --           --
  Shares under option
   at end of year(1)                    --             2.5              --           2.4             --          2.1
Treasury shares which
 could be purchased(1)                  --            (2.0)             --          (1.8)            --         (1.9)
Average number of
 shares outstanding(1)               117.2           117.7           116.5         117.1          115.9        116.1

Earnings per average
  common share
  outstanding                       $ 1.71         $  1.71         $  1.60       $  1.59        $  1.32      $  1.32

(1) Millions.
















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